Exhibit 10
S&P Global            Dimitra Manis
55 Water Street        Chief Purpose Officer
New York, NY 10041        www.spglobal.com

July 25, 2023

Steve Kemps
S&P Global Inc.
55 Water Street
New York, NY 10041

Dear Steve,

You were previously issued a letter dated December 11, 2020 (the “Letter Agreement”, attached hereto as Exhibit A), which set forth the terms and conditions of your transition to an advisory role for S&P Global Inc. (the “Company”) following the Company’s acquisition of IHS Markit Ltd. In light of your continued and ongoing employment as Executive Vice President and Chief Legal Officer of the Company, this side letter (the “Amendment”) formally acknowledges the following amendments to the Letter Agreement, effective June 22, 2021:

•You will continue to serve as Executive Vice President and Chief Legal Officer of the Company (or, if applicable, any such other role of expanded responsibility and seniority as mutually agreed upon) until your employment is terminated by you or the Company.
•You will continue to be eligible for increases to your base salary and incentive opportunities under the Company’s incentive plans as determined by the Compensation and Leadership Development Committee of the Company’s Board of Directors.
•Upon the termination of your employment with the Company at any time and for any reason (including due to death or disability), and in lieu of any severance benefits that you would otherwise be eligible to receive under the Company’s Senior Executive Severance Plan (the “Severance Plan”), you will receive the severance benefits set forth in the Letter Agreement (subject to the conditions set forth therein) (the “Severance Benefits”).
•Section 10.02 of the Severance Plan (relating to Section 409A of the Internal Revenue Code) is incorporated into the Letter Agreement and this Amendment by reference and shall apply mutatis mutandis.

Except as expressly amended by this Amendment, the Letter Agreement will remain in full force and effect.

Sincerely,

/s/ Dimitra Manis
Dimitra Manis
Chief Purpose Officer

ACCEPTED AND AGREED:

/s/ Steve Kemps
Steve Kemps

Exhibit A

Letter Agreement

11 December, 2020
Steve Kemps
S&P Global
55 Water Street
New York, NY

Dear Steve,
This letter describes the terms of your ongoing employment with S&P Global that will take effect upon the completion of S&P’s acquisition of IHS Markit (Close). You will continue in your role as Executive Vice President and General Counsel for S&P, reporting to me, until Close. From Close until the two year anniversary of Close (Term), you will serve as Executive Vice President, Special Advisor to the CEO, reporting to the me and located in Dallas.
During the Term, your base salary and incentive opportunity under each of the S&P Global Key Executive Short-Term Incentive Compensation Plan and the S&P Global Long Term Stock Incentive Program will be the same as in effect as of the date of this letter. You will continue to be eligible for the perquisites and benefits described in your June 20, 2016 offer letter.
In recognition of your exceptional leadership during your tenure with S&P and your extraordinary efforts in connection with the proposed acquisition of IHS Markit, and, subject to approval by the Compensation and Leadership Development Committee, you will receive a one-time $2,500,000 retention award, that will vest 25% at Close, 25% on the first anniversary of Close and 50% on the second anniversary of Close, subject to your continued employment through the applicable vesting date.
At the end of the Term, you will be entitled to the following, subject to your prior execution and non-revocation of a release of claims against S&P:
•An amount equal to two times the sum of your Annual Base Salary and your Annual Target Bonus (each as defined in the SESP), 50% of which will be paid in equal installments starting on the Commencement Date (as defined in the SESP) until the first anniversary of your employment termination date; and the remainder of which will be payable in a lump sum on or within 30 days following the first anniversary of your termination date; provided that if your employment termination occurs during the twenty-four month period following a Change in Control (as defined in the SESP) that constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of the tax code, the full amount covered by this bullet will be paid in a lump sum on the Commencement Date.
•A pro-rata Annual Target Bonus for the portion of S&P’s fiscal year through the date that your employment terminates, payable on the Commencement Date.
•Participation in S&P’s life, medical, and dental insurance benefit plans or programs in which you participate immediately prior to your termination date, to the extent permitted by applicable law as determined by S&P; provided that you will be responsible for any required payments for participation in such plans or programs.
•Accelerated vesting of any restricted stock units that would vest during the twenty-four months following employment termination.
•Eligibility to vest in a pro-rata portion of any performance-based S&P equity awards based on actual performance through the end of the performance period, with pro-ration based on the number of months that you are employed during the applicable performance period, plus up to an additional twenty-four months of credit service, subject to a maximum of thirty-six months.
•Payment of the remaining balance of the Retention Grant.

•In the event any other executive received severance, benefits or vesting greater than those provided here, you shall receive the same.
Steve, your trusted counsel has been invaluable to S&P and to me and I look forward to partnering with you and the rest of our leadership team to propel S&P towards a very bright and exciting future.
Sincerely,

/s/ Douglas Peterson
Douglas Peterson
Chief Executive Officer
S&P Global